EXHIBIT 99-3

	Jackson Fund Services
	Fidelity Bond Coverage Requirements
	Determination Date: 6/19/2012

		Total Assets (as of 6/19/12)		Minimum Amount of Bond for Joint Coverage

	JNL Series Trust	$ 79,320,275,811		$ 2,500,000	1
	JNL Variable Fund LLC	10,308,550,010		2,500,000	1
	JNL Investors Series Trust	2,548,283,192		1,900,000	1
	JNL Strategic Income Fund LLC	100,000	2	50,000	1
		Total		$ 6,950,000

	Bond Coverage 06/24/2012 - 06/24/2013			$ 7,500,000	3

		Excess Coverage		$ 550,000

1	Maximum coverage required.
2	Proposed Seed Amount (Not Seeded as of 10/9/2012)
3	Expires on 6/24/2013
	(Federal Insurance Company (Chubb))